Exhibit 5

ADDITIONAL CONTRIBUTION AGREEMENT

     This Additional Contribution Agreement (this “Agreement”) is made and entered into as of March 28, 2005 by and among Victory Acquisition Corporation, a Delaware corporation (the “Company”), and Fred S. L. Chan (“Investor”).

     A. The Company has been formed solely to facilitate and effect a statutory merger (the “Merger”) with Vialta, Inc., a Delaware corporation (“Vialta”), under which Vialta will be the surviving corporation, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of March 28, 2005 (“Merger Agreement”). The existence of the Company is transitory and will be discontinued upon the consummation of the Merger. The Company will conduct no business prior to the Merger.

     B. The Investor and certain of his affiliates (collectively, “Investors”) are holders of the certain shares of stock of Vialta (the “Vialta Shares”). Pursuant to that certain Stock Contribution Agreement, dated as of even date herewith (“Contribution Agreement”), the Investors intend to contribute their Vialta Shares to the Company in exchange for shares of the Company’s Common Stock (the “Company Shares”), after which the Investors will hold all of the outstanding shares of the Company’s stock.

     C. The contribution of stock under the Contribution Agreement and the Merger are part of an integrated plan for Vialta to redeem the Vialta stock (other than the Vialta Shares), and are intended to be treated for tax purposes as a redemption of the shares of Vialta stock outstanding immediately prior to the effective time of the Merger (other than the Vialta Shares), pursuant to Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”).

     D. Section 6.2 of the Merger Agreement provides that if after Vialta shall have deposited in the Exchange Fund (as defined in the Merger Agreement) all cash and cash equivalents available to Vialta immediately prior to the Closing and the Exchange Fund still does not have sufficient cash to pay the entire Merger Consideration (as defined in the Merger Agreement), then the Company shall, within two (2) business days, deposit into the Exchange Fund an amount of cash equal to the shortfall of such Merger Consideration (“Shortfall”), not to exceed Four Million Dollars ($4,000,000.00).

     E. The Company has no cash assets, and the Vialta Shares to be held by the Company following the consummation of the transactions set forth in the Contribution Agreement may not be liquidated; accordingly, the Company would require outside funding in order to meet its obligations under Section 6.2 of the Merger Agreement.

     F. Investor has agreed to advance to the Company the Shortfall, if needed, on the terms and conditions of this Agreement.

     NOW THEREFORE, the parties hereby agree as follows:

     1. LOAN. As part of an integrated plan with the Merger, Investor hereby agrees that in the event of a Shortfall, as determined by the Company, the Company shall make a written demand (“Demand”) on Investor requiring Investor to deliver to the Company (or to the Exchange Fund on behalf of the Company) the amount of the Shortfall, in cash in immediately available funds, up to a maximum of $4 million (“Loan Amount”). Investor hereby agrees to advance the Loan Amount to the Company or to the Exchange Fund on behalf of the Company, as requested by the Company pursuant to a Demand, as of the Effective Time. The advance of the Loan Amount will be considered a loan to the Company and the Company’s obligation to repay the Loan Amount will be evidenced by a promissory note in the form of Exhibit A attached hereto (“Note”).

2. GENERAL PROVISIONS.

          2.1 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

          2.2 Governing Law. This Agreement and the Note will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

          2.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

          2.4 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing.

          2.5 Amendments and Waivers. Any term of this Agreement or the Note may be amended and the observance of any term of this Agreement or the Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. No delay or failure to require performance of any provision of this Agreement or the Note shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement or the Note as to any one provision herein or therein shall constitute a subsequent waiver of such provision or of any other provision herein or therein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived. Vialta shall be a third party beneficiary hereof with respect to the deposit into the Exchange Fund of the shortfall.

          2.6 Severability. If any provision of this Agreement or the Note is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.

          2.7 Entire Agreement. This Agreement, together with the Note, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Additional Contribution Agreement as of the date first written above.

VICTORY ACQUISITION CORPORATION:

By: /s/ Fred Shiu Leung Chan

Name: Fred Shiu Leung Chan

Title: President

INVESTOR:

FRED S.L. CHAN

/s/ Fred S. L. Chan

PROMISSORY NOTE
OF
VICTORY ACQUISITION CORPORATION

$	Made as of , 2005 Maturity Date: [24 months following the date hereof]

     For value received, Victory Acquisition Corporation, a Delaware corporation (the “Company”), hereby promises to pay to Fred S. L. Chan (“Holder”), or his registered assigns, the principal sum of $___(the “Principal Amount”), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with simple interest on the unpaid principal balance at a rate equal to 6% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note, until the principal amount and all interest accrued thereon and other amounts owed hereunder are paid. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, "Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law. The unpaid Principal Amount, together with any then unpaid accrued interest and all other amounts owed hereunder, shall be due and payable on the date 24 months following the date hereof (the “Maturity Date”) or earlier when such amounts are made automatically due and payable upon or after the occurrence of an Event of Default (as defined below), at the principal offices of the Company or by mail to the address of the registered holder of this Note in lawful money of the United States. Any payment made by the Company under this Note will be applied first to interest accrued and second to outstanding principal. This Note may be prepaid at any time without penalty.

This Note is issued pursuant to that certain Additional Contribution Agreement dated as of March [28], 2005, by and among the Company and the original holder of this Note, and is subject to the provisions thereof, and incorporates the provisions thereof by reference.

An “Event of Default” will occur if any of the following happens and such default is not cured within a five (5) day period after the Holder has given the Company written notice of such default:

the Company fails to make any payment when due hereunder;

the Company breaches any material obligation to the Holder under this Note or the Additional Contribution Agreement, or the Company fails to perform promptly at the time and strictly in the manner provided in this Note; or

a receiver is appointed for any material part of the Company’s property, the Company makes an assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall become immediately due and payable in full without further notice or demand.

The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

2

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

VICTORY ACQUISITION CORPORATION:

By:

Name:

Title:

INVESTOR:

FRED S.L. CHAN